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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Amendment No. 2, dated October 9, 1998, to the registration statement of Associates Corporation of North America on Form S-3 (File No. 333-62861) of our report dated January 20, 1998, on our audits of the consolidated financial statements of Associates Corporation of North America as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, which report is included in Associates Corporation of North America's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts."


/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Dallas, Texas
October 8, 1998